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Exhibit 99.1

FOR IMMEDIATE RELEASE                          CONTACT:  Berry Sethi
                                               Predictive Systems, Inc.
                                               212-659-3468


      PREDICTIVE SYSTEMS ANNOUNCES A STRATEGIC RESTRUCTURING OF ITS
                         EUROPEAN OPERATIONS

NEW YORK, NY - DECEMBER 26, 2002 - Predictive Systems (Nasdaq SC: PRDS), a leading network infrastructure and security consulting firm, today announced a strategic restructuring of its European operations. As part of the restructuring, the company will close its offices in Germany. Predictive Systems has had a well-established presence in Europe for over four years and will continue to deliver high quality services to clients from its offices in the UK and Netherlands.

"We believe that strategically restructuring our European operations will have a positive impact on our bottom line and improve our cash flow going forward. We expect no material impact on revenues, and a positive impact on expenses in 2003," said Andrew Zimmerman, CEO of Predictive Systems.

The company remains on target to achieve the fourth quarter guidance numbers given during the third quarter financial results conference call, even taking into account the costs associated with discontinuing the German operations.

 "Predictive Systems continues to take steps to streamline operations, reduce expenses, and enhance services," said Mr. Zimmerman. " These positive events are all important milestones on our path to profitability."

Predictive Systems will account for the closing of the Germany operations as a discontinued operation. As part of the restructuring, the company's German subsidiary, Predictive Systems A.G., has filed for bankruptcy in Germany. The filing is confined to the German subsidiary and is not expected to have any impact on Predictive Systems or any of its other subsidiaries.

ABOUT PREDICTIVE SYSTEMS

Predictive Systems, Inc. (NASDAQ SC: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in the Netherlands and the UK. For additional information, please contact Predictive Systems at 212-659-3400 or visit www.predictive.com.
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Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global
Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.






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